UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2019

UNUM GROUP
(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square
Chattanooga, Tennessee 37402
(Address of principal executive offices) (Zip Code)

(423) 294-1011
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.
On May 17, 2019, Unum Group (the “Company”) received notice from its Executive Vice President and Chief Financial Officer, John F. McGarry, 61, that he will retire from the Company effective October 31, 2019. On May 22, 2019, the Company announced that its Board of Directors (the “Board”) has named Steven A. Zabel, 50, who currently serves as the Company’s Senior Vice President and President, Closed Block Operations, to succeed Mr. McGarry as Executive Vice President and Chief Financial Officer effective July 1, 2019, at which time Mr. McGarry will step down as Chief Financial Officer and move into a role supporting the transition until his retirement.
Mr. Zabel has served as Senior Vice President and President, Closed Block Operations since July 2015. In this capacity, he is responsible for the management of the long-term care and individual disability income product lines no longer marketed by the Company, including financial management, customer service, benefits operations and government relations activities. Prior to this role, he served as Senior Vice President, Chief Risk Officer after joining the Company in August 2013. Before joining the Company, Mr. Zabel served in various senior roles at Genworth Financial, Inc., including as Chief Financial Officer for Insurance Products and Senior Vice President of Corporate Audit Services.
In connection with his appointment, the Human Capital Committee of the Board (the “Committee”) has approved the terms of Mr. Zabel’s new compensation package to take effect on July 1, 2019. Mr. Zabel will be paid a base salary of $575,000 and his annual incentive target will be 100% of eligible earnings. For the 2019 performance year (award payable in 2020), his annual incentive target will be prorated based on the positions he holds during the year and their respective targets. His annual long-term incentive target will be 175% of eligible earnings. Assuming the incentive funding performance requirement is met, his long-term incentive award to be granted in 2020 will be prorated for the portion of the year that he would serve as Chief Financial Officer. This award will be granted as a mix of 50% performance share units and 50% restricted stock units. Mr. Zabel is also expected to enter into a change in control severance agreement, which is described on page 86 of the Company’s proxy statement filed on April 11, 2019.
Given that Mr. McGarry has met age and service requirements for a retirement under the terms of his outstanding equity awards, the Committee has determined that his termination of service will be deemed a qualifying retirement for such purposes. As a result, all unvested restricted stock units held by Mr. McGarry at the time of his retirement will automatically accelerate and fully vest at that time, and he will be eligible to earn his performance share units then outstanding, in amounts to be determined under his award agreement based on the achievement of performance goals and subject to his compliance with restrictive covenants contained therein.
A copy of the Company’s news release announcing Mr. McGarry’s planned retirement and Mr. Zabel’s appointment as his successor is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.	The following exhibit is filed with this report:

99.1	News release of Unum Group dated May 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: May 22, 2019	By:	/s/ J. Paul Jullienne
		Name:	J. Paul Jullienne
		Title:	Vice President, Managing Counsel, and
Corporate Secretary